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H. J. Heinz Company

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     The following message was sent to all Global Colleagues of H. J. Heinz Company:

June 1, 2006

Message to all global colleagues

Dear colleagues,

In my last message to you, I discussed the far-reaching transformation Heinz has undergone over the past four years. Today, with our structural changes virtually complete, our collective focus is honed on growing our leading brands in the value-added categories and core markets where Heinz is strongest.

Our fourth quarter and year-end financial results announced this morning reflect the momentum we are building as a result of your willingness to go the extra mile to serve our customers and consumers with Good Food, Every Day™. Sales increased 7.6 percent in the quarter, with strong volume across all segments. Our top 10 brands grew by 7.9 percent in constant currency. A heartfelt thanks to you all, and congratulations on a superb job!

With this successful chapter closed, today we shared with the investment community Heinz’s Superior Value & Growth Plan for the next two years, fiscal 2007 and 2008. A press release summarizing the plan’s key points follows this note. As I will tell our investors, we have set aggressive, but realistic growth and value targets, because we have the right people in place at all levels of the organization to drive the performance of our great brands and generate the fuel for growth through reduced costs.

The board and senior management are confident in our ability to deliver the operational and financial goals that we are announcing today, primarily because of the faith we have in all of you to continue building Heinz, from today’s strong foundation, into the world’s premier food company.

Sincerely,

William R. Johnson
Chairman, President and CEO

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

This letter contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives,

  approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs, the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people- related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward-Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2006.

“The Good Food Company”

FOR RELEASE UPON RECEIPT

Heinz Details Superior Value and Growth Plan for Fiscal Years 2007 and 2008

  $355 million in cost reductions
  $145 million in reduced trade spend
  $1 billion in additional share repurchases over FY07 and FY08
  16.7 percent increase in dividend to $1.40 per common share
  10 percent Earnings Per Share growth for FY07 to $2.35

PITTSBURGH –June 1, 2006 -- H.J. Heinz Company (NYSE: HNZ) Chairman, President and CEO William R. Johnson will outline the company’s Superior Value and Growth Plan for fiscal years 2007 and 2008, this morning at 8:30 a.m. during its fiscal year 2006 fourth quarter and full-year earnings conference, and later at the Sanford C. Bernstein Strategic Decisions Conference, both in New York. Mr. Johnson will be joined by Dave Moran, President and CEO of North American Consumer Products; Scott O’Hara, President and CEO of Heinz Europe; and Art Winkleblack, CFO. Speeches and slides will be available live on www.heinz.com and starting at 9:30 a.m. on www.heinzsuperiorvalue.com.

During the next two years, Heinz plans to achieve $355 million in cost savings and $145 million in trade spend reduction. The Company is committed to reinvesting a portion of the savings in growing its sharply focused portfolio of leading brands.

Specifically, the company expects to realize the following savings in the coming two fiscal years:

  $265 million in cost of goods sold and $90 million in SG&A, totaling $355 million
  Reduction of deals and allowances by nearly $145 million

The company will reinvest a significant portion of the productivity savings in sales growth:

  $317 million in marketing and advertising in FY07, an 18.7 percent increase over FY06
  Launch of more than 100 new products in FY07
  Double-digit increase in research and development funding in each of the next two years

These actions are expected to produce the following financial results:

  EPS growth of 10 percent in FY07 to $2.35 per share and a further 8 percent to $2.54 in FY08.
  Sales growth of 3-4 percent in FY07 and 4 percent or better in FY08
  Operating income growth of more than 8 percent in FY07.

Heinz intends to return nearly $2 billion to shareholders over the next two years as a result of the following:

  A 16.7 percent dividend increase to $1.40 per common share in FY07, from $1.20 per share in FY06, for a payout ratio of approximately 60 percent of expected FY07 EPS, with future increases indexed to expected EPS growth, maintaining a payout ratio of about 60 percent
  $1 billion in share repurchases over the next two years

Following a four-year turnaround, Heinz is now a leaner, sharply focused business with some of the world’s best brands. The Superior Value and Growth Plan outlined today builds on the progress Heinz has made and has three key objectives:

1)	Reduce costs to improve margins
2)	Grow the core portfolio
3)	Generate cash to deliver superior shareholder value

Commenting on the plan, Heinz Chairman, President and CEO William R. Johnson said: "Our board and management are unified in our focus to deliver superior shareholder value. The Heinz plan sets aggressive but realistic goals for the next two years. We have the right strategy, the right brands and the right people to drive the business forward. We are in fighting shape to deliver high quality earnings growth by relentlessly attacking non-value-added costs and innovating and growing some of the world's best brands."

SUPERIOR VALUE AND GROWTH PLAN—AN OVERVIEW

Below are details of the company’s three-part strategy to deliver superior value and growth over the next two fiscal years:

I. Reduce Costs to Improve Margins:
During the past 18 months, Heinz’s Board of Directors and management team worked together to craft plans for aggressive cost-cutting, plant closings and employee headcount reductions. During the next two years, Heinz will:
–	Drive Efficiency in Trade Spend. During the past three years, Heinz focused its efforts on driving efficiencies and reducing trade spend in its United States Consumer Products Business Unit, resulting in a 430 basis point reduction in trade spend in that unit. During FY07, the company will implement its successful U.S. trade management model in the other major business units. The opportunity is particularly large in Europe, which is expected to provide a significant portion of the $145 million in trade spend reduction Heinz expects over the next two fiscal years.
–	Integrate Global Supply Chain. During FY2007 and FY2008, the company plans to continue integrating its $6 billion global supply chain by better leveraging direct and indirect procurement, rationalizing the manufacturing footprint and driving continuous improvement initiatives.
The company has identified 15 plants that it intends to exit in fiscal 2007, producing the majority of the company’s expected employment reduction in FY07 of approximately 2,700, or approximately 8 percent. Together, these initiatives should result in at least $165 million in cost savings in FY2007. Heinz is evaluating plans to exit up to an additional five plants in FY2008.
–	Reduce Selling, General and Administrative Costs. In FY2007, the company expects to generate SG&A savings of $60 million. About $30 million will be sourced from headcount and salary reductions; $20 million from reduced professional fees as a result of our expanded indirect procurement program and $10 million from reduced costs in its U.S. distribution network. The company expects another $30 million in SG&A savings in FY2008.

II. Grow the Core Portfolio:

During the past four years, the company has improved its portfolio to ensure that it is operating in three value-added core categories and in markets where Heinz has a mix of leading brands, strong profitability and unique capabilities.

Three Value-Added Categories

The company’s three categories, all with strong underlying consumption trends, are:

–	Ketchup and Sauces, which leverages clear competitive advantages and Heinz’s unparalleled food industry heritage
–	Meals and Snacks, which has a portfolio of well-positioned, leading and growing brands, including Ore-Ida®, Smart Ones®, Heinz®, Weight Watchers® from Heinz® and Wattie’s®, and
–	Infant Food, a high-margin business with commanding leadership positions in each of the seven markets where Heinz competes under two strong brands: Plasmon® and Heinz®

Heinz’s tighter category focus has resulted in a greater emphasis on developing new products that deliver superior taste, better nutrition and more convenient packaging that appeals to its consumers and their diverse lifestyles. In FY2007, the company expects to launch over 100 new products in all three categories. Some examples include:

  Fridge Door Fit Ketchup
  Ore-Ida® Easy Breakfast Potatoes
  New varieties of Classico® sauce, including new organic varieties
  New Smart Ones® entrees and desserts
  The launch of Smart Ones® and TGI Friday’s® in Canada
  Mean Beanz and international soups in Australia
  New recipe meals for toddlers in the U.K.
  Wattie’s® Sweet and Sour sauces in New Zealand

One innovation that has garnered significant recent attention with tremendous potential in New Zealand and the U.K. is Baked Bean Toasties, a convenient twist on a healthy Heinz-inspired British staple, beans on toast, which seals the beans inside the bread like a toaster pastry.

With its legacy of pure food products, Heinz is focused on helping consumers to live healthier lives, while enjoying great-tasting foods. The company now offers a wide range of foods catering to the fast-growing health and wellness trend. These include products that are organic, contain reduced sodium and sugar or provide enhanced functional benefits, such as Heinz® Organic and reduced sugar Ketchup, and the entire range of Smart Ones® and all-natural Classico®, and new products such as Heinz® Spaghetti Plus with calcium and Omega 3 in Australia, and low sodium beans and soups and multigrain pasta in the U.K. Heinz® and Plasmon® infant foods also cater to a wide range of infant nutritional, allergenic and digestive concerns.

Heinz plans a double-digit increase in investment in research and development in each of the next two years, and is committed to increasing marketing spend by $50 million, or approximately 19 percent, in FY07, as it builds on its strong brand equities and supports the new product launches.

Focused Global Markets

Together with its sharper portfolio focus, Heinz will devote its energy and resources primarily to its six developed markets of the U.S., Canada, U.K., Italy, Western Europe and Australia/New Zealand and five emerging markets. The developed markets account for half of the $1.5 trillion global packaged food market and generate more than 85 percent of Heinz’s sales and approximately 95 percent of economic profit.

Heinz’s fast-growing emerging markets are Russia, India, China, Indonesia and Poland, which represent over 40 percent of the world’s population and 15 percent of the world’s GDP growth. Heinz expects to generate one-quarter of its total sales growth in fiscal 2007 from these five markets, which are forecast to grow sales by over 10 percent.

In these emerging markets, Heinz has strong local partnerships, and leading brands, such as Picador® in Russia, Complan® in India, Long Fong® in China, ABC® in Indonesia and Pudliszki® in Poland, as well as the Heinz® brand in all of them. Heinz expects double-digit profit margins in FY07 in these markets, where fixed costs are among the lowest in the company.

III. Generate Cash to Deliver Superior Shareholder Value:

On May 31, 2006, the Heinz Board of Directors approved an increase of $0.20 per share to its annual dividend on the company’s 25 cent par value Common Stock. This represents a 16.7 percent increase from $1.20 per share in FY06 to $1.40 per share in FY07, effective with the July 10, 2006 payment of 35 cents per share to all shareholders of record at the close of business on June 24, 2006. The payout ratio will increase to approximately 60 percent of projected FY07 EPS, and will be indexed to future EPS growth to maintain a payout of approximately 60 percent. The Heinz Board of Directors also declared a quarterly dividend of 42.5 cents per share on the company’s Third Cumulative Preferred Stock, $1.70 First Series, payable July 1, 2006 to all shareholders of record at the close of business on June 24, 2006.

The Board also approved the additional repurchase of $1 billion in shares over FY07 and FY08.

Heinz increased operating free cash flow by nearly 2.5 times in the past four years versus the previous four-year period, and achieved the highest cumulative four-

year cash flow in company history. Heinz will continue driving cash flow to build shareholder value. In the next two fiscal years, the key sources of cash flow are expected to be faster earnings growth, continued reduction of the cash conversion cycle (CCC) by 2 to 3 days per year, strong discipline on capital spending, in a range of 2.5 to 3.0 percent per year, and the sale of under-utilized assets.

Strengthening the Global Management Team

Over the past four years, the company has assembled a deep bench of proven executives from both within and outside the company. Some examples of recent executive changes are:

–	Dave Moran, Executive Vice President, President and CEO, North American Consumer Products, will assume responsibility for a combined North American Consumer Products and Foodservice divisions at the beginning of FY2008. Mr. Moran has been working in tandem with Jeff Berger, CEO of Heinz Foodservice, to pursue synergies across the two businesses, which represent 50 percent of global sales. By unifying the North American business under a single leader, the opportunity for additional growth and cross-fertilization is tremendous. Since the establishment of the Consumer Products unit in 2003, Mr. Moran and the energized U.S. and Canadian teams have delivered cumulative sales growth of 21 percent and profit growth (excluding special items) of 30 percent.
–	Jeff Berger, who has been President and CEO of Heinz Foodservice since 1994 and has overseen the dynamic growth of the Foodservice division for two decades, will become Chairman of Global Foodservice. Mr. Berger will provide Mr. Moran with invaluable expertise and customer relationship advice through FY2009.
–	Scott O’ Hara joined Heinz on Jan 1, 2006 and is President and CEO of Heinz Europe. Mr. O’Hara is a food industry executive steeped in aggressive cost reduction and growth and is veteran of the European market with a strong track record of results.
–	David Woodward will join Heinz on June 26, 2006, as the new President of Heinz U.K. & Ireland. Mr. Woodward will leverage his extensive experience following his successful record with several large consumer packaged goods companies in the U.K.
–	Mike Hsu, under whose leadership the Ore-Ida® and Smart Ones® brands have blazed the trail of disciplined new product development for Heinz, has been appointed President and Chief Operating Officer of U.S. Foodservice. Mr. Hsu’s brand-building skills will be instrumental in accelerating the growth of the largely branded Foodservice business with its growing customers, while helping bridge the narrowing divide between the converging retail and foodservice businesses.
–	John Hans, one of the architects of the successful U.S. Consumer Products trade spend efficiency model, has assumed the role of Vice President of Sales for the U.K., where he will migrate that successful model to drive substantial and immediate trade spend improvement.
–	Suzanne Douglas, General Manager of Marketing for Australia, who has overseen a significant improvement in new product development and success rates in her native country, has been appointed Chief Marketing Officer for the U.K., where she will be charged with energizing the family of Heinz® brands.

Further information about Heinz’s Superior Value and Growth Plan and updates on its progress can be found at www.heinzsuperiorvalue.com, an informational website dedicated to Heinz’s efforts to drive long-term sustainable growth and shareholder value.

Heinz also today issued a separate release on its fourth quarter and year end FY2006 financial results.

MEETING WITH SECURITIES ANALYSTS – INTERNET BROADCASTS
Heinz will host a conference call with security analysts today at 8:30 a.m. (Eastern Time). The call will be webcast live on www.heinz.com and will be archived for playback beginning at 2 p.m. The call is available live via conference call at 800-955-1760 (listen only). It will be hosted by William R. Johnson, Chairman, President & CEO; Art Winkleblack, Executive Vice President and Chief Financial Officer; Dave Moran, Executive Vice President – Heinz North America Consumer Products; Scott O’Hara, Executive Vice President – Heinz Europe; and Jack Runkel, Vice President – Investor Relations.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include our expectations as to future revenue growth, earnings, capital expenditures and other spending, as well as anticipated reductions in spending. These forward-looking statements reflect management’s view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond Heinz’s control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to:

  sales, earnings, and volume growth,
  general economic, political, and industry conditions,
  competitive conditions, which affect, among other things, customer preferences and the pricing of products, production, energy and raw material costs, the ability to identify and anticipate and respond through innovation to consumer trends, the need for product recalls,
  the ability to maintain favorable supplier relationships,
  currency valuations and interest rate fluctuations,
  change in credit ratings,
  the ability to identify and complete and the timing, pricing and success of acquisitions, joint ventures, divestitures and other strategic initiatives, approval of acquisitions and divestitures by competition authorities, and satisfaction of other legal requirements, the ability to successfully complete cost reduction programs,

  the results of shareholder proposals,
  the ability to limit disruptions to the business resulting from the emphasis on three core categories and potential divestitures, the ability to effectively integrate acquired businesses, new product and packaging innovations, product mix,
  the effectiveness of advertising, marketing, and promotional programs, the ability to maintain sales growth while reducing spending on advertising, marketing and promotional programs, supply chain efficiency,
  cash flow initiatives,
  risks inherent in litigation, including tax litigation, and international operations, particularly the performance of business in hyperinflationary environments, changes in estimates in critical accounting judgments and other laws and regulations, including tax laws, the success of tax planning strategies,
  the possibility of increased pension expense and contributions and other people-related costs, the possibility of an impairment in Heinz’s investments,
  and other factors described in “Cautionary Statement Relevant to Forward- Looking Information” in the Company’s Form 10-K for the fiscal year ended April 27, 2005.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Heinz will file a proxy statement in connection with its 2006 annual meeting of stockholders. Heinz stockholders are strongly advised to read the proxy statement and the accompanying WHITE proxy card when they become available, as they will contain important information. Stockholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on March 3, 2006.